Exhibit 99.1

FOR IMMEDIATE RELEASE May 16, 2011

Contact Information Below

CORELOGIC ANNOUNCES PRICING OF SENIOR NOTES

SANTA ANA, Calif., May 16, 2011—CoreLogic (NYSE: CLGX) announced today that it has priced $400 million in aggregate principal amount of senior notes due 2021, which was upsized from an originally announced deal size of $350 million. The notes will bear interest at a rate of 7.25% per annum. The notes will be unsecured senior obligations of CoreLogic and will be guaranteed by all of the company’s subsidiaries that guarantee the company’s credit facility. The notes are being offered only to qualified institutional buyers and non-U.S. foreign investors in accordance with Rule 144A and Regulation S, respectively, under the Securities Act of 1933, as amended. The closing of the offering is expected to occur on May 20, 2011 and is subject to the satisfaction of customary closing conditions.

CoreLogic expects to use the net proceeds from the offering to repay a portion of its outstanding indebtedness under its existing credit facility.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security. Any offers of the securities will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and, unless they are registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the anticipated closing of the offering and the use of proceeds of the offering. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include those risks described in CoreLogic’s most recent Annual Report on Form 10-K for the year ended December 31, 2010, as updated by CoreLogic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which are available on the Securities and Exchange Commission’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date they are made. Except as required by law, CoreLogic does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CoreLogic is a registered trademark of CoreLogic.

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Media Contact:	Investor Contact:
Alyson Austin	Dan Smith
Corporate Communications	Investor Relations
714-250-6180	703-610-5410
newsmedia@corelogic.com	investor@corelogic.com